Exhibit 99.9

Merger Announcement Day: Note to Iron Spark Advisors and Template Social Media Posts Dear [Iron Spark Advisor], I am excited to share that Iron Spark I, Inc has entered into a definitive merger agreement with Hypebeast, a digital hub for contemporary fashion and culture and a premier destination for editorially-driven commerce and news. The merger will result in Hypebeast becoming dual-listed on the NASDAQ and the Hong Kong Stock Exchange. You can read more about the announcement here [LINK TO RELEASE]. I have provided some more information below but if you have any questions, please contact Olivia (olivia@ironspark.com) or Lindsay (ligross@brunswickgroup.com), who are CCd on this note. As ISAA advisors, your voices will be a key part of the momentum and we encourage you to ‘like’ and share any content from the Iron Spark and Hypebeast teams. If you would like to engage more directly, feel free to share content from Hypebeast’s official accounts to your channels, with a pre-cleared message provided below. Except for the samples provided, please do not comment on or communicate about the transaction in any medium (whether e-mail, video, or social media) until and unless the communication has been reviewed by counsel. We hope you’ll join us to build visibility by celebrating this announcement. As always, thank you for your support and partnership. More soon! Best, Joshua L. Spear *** Guidelines for Social Copy Please select one of the following legally approved social media blurbs should you wish to post or re-post about the announcement:

2 • As a member of the Iron Spark advisory team, I couldn’t be prouder of today’s announcement of our proposed combination with @HYPEBEAST. We’re ready to help unlock the tremendous potential of this iconic brand. #Hypebeast $ISAA @Nasdaq [LINK TO RELEASE] [CREATIVE] • It’s a great day for @HYPEBEAST and Iron Spark $ISAA. Together, we can’t wait to take this brand and company to new heights. On to the @Nasdaq! #Hypebeast [LINK TO RELEASE] [CREATIVE] • As part of the team at Iron Spark, I’m excited to announce that we’re combining with @HYPEBEAST, a global leader in contemporary fashion and culture. We can’t wait to bring this amazing brand to @Nasdaq. #Hypebeast $ISAA [LINK TO RELEASE] [CREATIVE] • Here at Iron Spark $ISAA, we’re ready to bring together our amazing group of brand builders and entrepreneurs to continue growing @HYPEBEAST. Together, we are driving culture forward. #Hypebeast @Nasdaq [LINK TO RELEASE] [CREATIVE] Please note, all posts should: • Tag @HYPEBEAST & @Nasdaq: o Hypebeast Twitter, Instagram, LinkedIn o Nasdaq Twitter, Instagram, LinkedIn • Include the hashtag #Hypebeast • Include the $ISAA cash tag